January 23,  2002

    Securities and Exchange Commission
    405 Fifth Street, N.W.
    Washington, DC  20549

    Re:  ATC Funds, Inc. ("Registrant")
         1933 Act Registration No. 333-47541
         1940 Act Registration No. 811-08617


    Ladies and Gentlemen:

     This letter is accompanied by Form N-SAR filed on behalf of the above-referenced Registrant pursuant to Rule 30b1-1 under the Investment Company Act of 1940 ("1940 Act"). Rule 30b1-1 under the 1940 Act requires all registered investment companies to file semi-annual reports with the Commission on Form N-SAR. Registrant is an open-end investment company, which was liquidated on November 27, 2002, pursuant to a plan of liquidation and following the approval of Registrant's shareholders. At no time during the period of its operation were shares of either of Registrant's portfolios held by more than 300 shareholders and, as of the period to which the enclosed report relates, shares of each such portfolio were held either beneficially or as of record held by fewer than 50 shareholders.

     Under normal circumstances, Registrant would offer the enclosed filing in satisfaction of the requirements of Section 15(d) under the Securities Exchange Act of 19341 and corresponding requirements of Rule 30a-2 under the 1940 Act. However, as counsel for Registrant, the undersigned has reviewed the provisions of Section 15(d) in light of the facts set forth above and reflected in the enclosed filing, and is of the view that Registrant is not subject to the filing obligations imposed under such provisions with respect to its fiscal year ended October 31, 2002. This is so, we believe, because the filing requirement of
Section 15(d) is automatically suspended with respect to any year in which the securities of an issuer are held by fewer than 300 persons.2

     The undersigned has also reviewed the provisions of Rules 30a-1 and 30a-2 under the 1940 Act and is similarly of the view that, prior to the adoption of certain proposed amendments to Rule 30a-2 under the 1940 Act, Registrant is not required to comply with Rule 30a-2, or to include the certification set forth in Rule 30a-2 as an exhibit to a Form N-SAR filed pursuant to Rule 30b1-1. Accordingly, we have not responded to new Item 133 of Form N-SAR because the certification referenced in such item is inapplicable.3

     Please do not hesitate to contact the undersigned if you have any questions or comments regarding the enclosed filing or the matters discussed above.

    Very truly yours,


    Laura Anne Corsell

    cc:  Roger Decort
         Richard Anderson
--------

     1 Mutual funds and closed-end companies that have chosen not to register on any exchange or otherwise facilitate a market for their shares are not "Section 12(g) companies" and thus are not covered by the language of Section 13(a) of the Exchange Act. Such companies are, however, subject to Section 15(d) of the Exchange Act.

     2 Exchange Act Rel. 37157 (May 1, 1996.): " . . . The duty to file under this subsection shall also be automatically suspended as to any fiscal year, other than the fiscal year within which [the issuer's] registration statement became effective, if, at the beginning of such fiscal year, the securities of each class to which the registration statement relates are held of record by less than three hundred persons. . . ."

     3 Such certification is designed to comply with Section 302 of the Sarbanes-Oxley Act of 2002, and is inapplicable to companies permitted to rely upon the automatic suspension provision included in Section 15(d) of the Securities Exchange Act of 1934, as discussed above.